Exhibit 10.5

AMENDMENT TO CHAIRMAN SERVICES AGREEMENT

This Amendment to Chairman Services Agreement (“Amendment”) is made by and between MYnd Analytics, Inc. (hereinafter “MYnd”) and Robin Smith MD MBA (hereinafter “Advisor”) is effective as of the last date set forth below (the “Effective Date”).

On or about July 14, 2017, Advisor and Mynd entered into the above Chairman Services Agreement for services.

The parties agree that the Agreement will be amended as follows: Advisor’s annual cash fee for the 2018 calendar year will be reduced from $300,000 to $150,000. This change is retroactive to January 1, 2018. Further, upon the effective date of this Amendment, Dr. Smith is granted an option to purchase I 50,000 shares of common stock under the Company’s Amended and Restated 2012 Omnibus Incentive Compensation Plan (the“2012 Plan”), which will continue to vest and not be terminated if Dr. Smith is no longer affiliated with the Company. The grant will continue for the full tem1 of 10 years even if Dr. Smith is no longer affiliated with the Company. The options granted under the Chairman Amendment will vest according to the following schedule: 1/3 will vest on the date of grant, 1/3 will vest on July 1, 2018, and 1/3 will vest on November 1, 2018.

Except as expressly modified by this Amendment, the Agreement shall be and remain in full force and effect in accordance with its terms and shall constitute the legal, valid, binding and enforceable obligations to the parties. This Amendment and the Agreement (including any written amendments thereto), collectively, are the complete agreement of the parties and supersede any prior agreements or representations, whether oral or written, with respect thereto.

Agreed and Accepted:

Date: April 16, 2018		Date: April 16, 2018

Advisor		Mynd Analytics, Inc.

By:	/s/ Robin Smith	By:	/s/ Don D’Ambrosio
	Robin Smith MD MBA		Don D’Ambroso, CFO